Exhibit 3.1

Larimar Therapeutics, Inc.

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF SERIES A CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE

DELAWARE GENERAL CORPORATION LAW

Larimar Therapeutics, Inc. (the “Corporation”), a corporation organized and existing and by virtue of the General Corporation Law of the State of Delaware (“DGCL”), does hereby certify:

FIRST: The Corporation’s Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock was filed with the Secretary of State of the State of Delaware on December 16, 2025 (the “Certificate of Designation”).

SECOND: The Board of Directors of the Corporation, acting pursuant to Section 141 of the DGCL, duly adopted resolutions approving an increase to the number of shares of authorized preferred stock that would be designated as Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”) and approving the form of this amendment to the Certificate of Designation set forth below:

RESOLVED, that Paragraph 2(a) of the Certificate of Designation of the Corporation be amended in its entirety as follows:

Section 2. Designation, Amount and Par Value; Assignment.

a. The series of preferred stock designated by this Certificate of Designation shall be designated as the Corporation’s Series A Convertible Preferred Stock (the “Series A Preferred Stock”) and the number of shares so designated shall be 500,000 (which shall not be subject to increase except pursuant to an amendment to this Certificate of Designation duly adopted in accordance with the applicable law) and shall be designated from the 5,000,000 shares of Preferred Stock authorized to be issued under the Certificate of Incorporation. Each share of Series A Preferred Stock shall have a par value of $0.001 per share.

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Certificate of Designation this 21st day of January, 2026.

/s/ Carole S. Ben-Maimon, M.D.
Name: Carole S. Ben-Maimon, M.D.
Title: President and Chief Executive Officer